Exhibit 10.23

                           SECOND AMENDED AND RESTATED
                              EMPLOYMENT AGREEMENT


     This Amended and Restated Employment Agreement (the "Agreement") is made effective as of October 1, 2002 by and between Circuit Research Labs, Inc., an Arizona Corporation (the "Corporation"), and Phillip T. Zeni (the "Employee").

     WHEREAS, the Corporation desires to retain the services of the Employee in the capacity of its Executive Vice President and Chief Operating Officer; and

     WHEREAS, the Corporation desires to retain the services of the Employee in the capacity of its Executive Vice President and Chief Operating Officer; and

     WHEREAS, the Corporation has a current employment contract with the Employee, but it wishes to change the Employee's compensation such that the compensation paid to him be paid in full in cash, beginning February 1, 2004, instead of one-half in cash and one-half in common stock of this Corporation; and

     WHEREAS, the Corporation wishes to prevent Employee from pursuing other employment opportunities at the conclusion of the present employment contract, which is only possible if the Corporation commits to employ Employee for an extended term.

NOW THEREFORE, IT IS AGREED AS FOLLOWS:

Section 1. Employment. The Corporation agrees to employ the Employee and the Employee agrees to accept the employment described in this Agreement.

Section 2. Duties. The Employee shall serve as Executive Vice President and Chief Operating Officer of the Corporation, with such duties as are customarily associated with such position. The Employee shall have such additional duties, including performance of such duties and holding such offices or positions with subsidiaries and affiliates of the Corporation, as shall be reasonably requested of him from time to time by the President or Board of Directors of the Corporation.

Section 3. Extent of Services. The Employee shall devote substantially all of his working time, attention, and energies to the performance of his duties. The Employee shall at all times faithfully and to the best of his ability perform his duties under this Agreement. The duties shall be rendered at the Corporation's offices in Tempe, Arizona and San Leandro, California and at such temporary locations as assigned by the Board of Directors of the Corporation for the purpose of conducting Corporation business.

Section 4. Term. The term of this Agreement shall begin on October 1, 2002 and, unless sooner terminated for cause as set forth elsewhere in the Agreement, shall continue until May 31, 2005. It shall thereafter continue until either Corporation or Employee terminates this Agreement on 90 days notice to the other. This Agreement shall not give the Employee any enforceable right to employment beyond this term.

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Second Amended and Restated Employment Agreement
Circuit Research Labs, Inc.
Phillip T. Zeni

Section 5.  Compensation.

5.1 Base Compensation. The Employee will receive a base salary of not less than $175,000 per year. The employees base salary will be payable in accordance with the Corporations standard payroll procedures. The Employee is eligible for performance based bonuses, but there is no assurance or expectation that bonuses will be paid. Bonuses will be paid, if at all, at the sole discretion of the Board of Directors.


5.2 Benefits. The Employee shall receive medical and dental insurance and all other fringe benefits provided to full-time employees of the Corporation. The Employee shall receive three (3) weeks of paid vacation per year.

5.3 Expenses. The Corporation shall reimburse the Employee for reasonable out-of-pocket expenses incurred by the Employee in fulfilling his duties. The Corporation shall provide the employee with office facilities, equipment, supplies, and staff.

Section 6.  Termination.

6.1 For Cause. The Corporation may terminate the Employee's employment at any time "for cause" with immediate effect upon delivering written notice to the Employee. For purposes of this Agreement, "for cause" shall be limited to: (a) embezzlement, theft, larceny, material fraud, or other acts of dishonesty; (b) material violation by employee of any of his obligations under this Agreement;
(c) conviction of or entrance of a plea of guilty or nolo contendere to a felony or other crime which has or may have a material adverse effect on the Employee's ability to carry out his duties under this Agreement or upon the reputation of the Corporation; (d) repeated insubordination after written warning by the Board; or (e) material continuing failure by the Employee to perform the duties described in Section 2 above in a quality and professional

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Second Amended and Restated Employment Agreement
Circuit Research Labs, Inc.
Phillip T. Zeni

manner for at least sixty days after written warning by the Board of Directors. Upon termination for cause, the Corporation's sole and exclusive obligation will be to pay the Employee his compensation earned through the date of termination, and the Employee shall not be entitled to any compensation after the date of termination.

6.2 Upon Death. In the event of the Employee's death during the term of this Agreement, the Corporation's sole and exclusive obligation will be to pay to the Employee's estate the Employee's compensation earned through the date of death.

6.3 Upon Disability. The Corporation may terminate the Employee's employment upon the Employee's total disability. The Employee shall be deemed to be totally disabled if he is unable to perform his duties under this Agreement by reason of mental or physical illness or accident for a period of three consecutive months (the date of finding of disability of Employee shall be three months following the first day the Employee is unable to work). Upon termination by reason of the Employee's disability, the Corporation's sole and exclusive obligation will be to pay the Employee under the Corporation's disability policy or his compensation for one year following such termination, whichever is greater.

6.4 Without Cause. If the Corporation terminates Employee without cause, Employee shall receive all compensation and benefits for the full term of this Agreement until May 31, 2005 as set forth in Section 5. Failure to pay such compensation and benefits shall relieve Employee of his duties under section 7 of this Agreement, without limiting the rights of Employee to recover all sums due under this section 6.4.

Section 7.  Covenant Not to Compete.

7.1 Covenant. During the term of this Agreement, and for such period after the expiration of the term as the Employee continues to be employed by the Corporation, and for a one year period after the Employee's employment with the Corporation has been terminated by either party (whichever constitutes the longer period), the Employee will not:

          7.1.1 enter into or attempt to enter into the "Restricted Business" (as defined below) in the continental United States:

          7.1.2 use contracts, proprietary information, trade secrets, confidential information, customer lists, mailing lists, goodwill, or other intangible property used or useful in connection with the Corporation's business.

7.2 Restricted Business. The term "Restricted Business" means the design and manufacture of audio processing equipment and the design and manufacture of automation equipment for the radio and television broadcast industry. Nevertheless, the Employee may own not more than five percent of the outstanding equity securities of a corporation that is engaged in the Restricted Business if the equity securities are listed for trading on a national stock exchange or are registered under the Securities Exchange Act of 1934.

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Second Amended and Restated Employment Agreement
Circuit Research Labs, Inc.
Phillip T. Zeni

7.3 Existing Employment. The Corporation acknowledges that Employee currently owns and operates a business in a related field. Employee agrees that his existing business will be operated by a manager for so long as Employee owns the business and the Corporation agrees that Employee may render services for such business without violation of the non-competition agreements and full-time employment agreements contained herein so long as Employee devotes full time efforts to his employment pursuant to this Agreement.

Section 8. Confidentiality. The Employee acknowledges that he will develop and be exposed to information that is or will be confidential and proprietary to the Corporation. The information includes customer lists, marketing plans, pricing data, product plans, software, and other intangible information. Such information shall be deemed confidential to the extent not generally known within the trade. The Employee agrees to make use of such information only in the performance of his duties under this Agreement, to maintain such information only in the performance of his duties under this Agreement, to maintain such information in confidence and to disclose the information only to persons with a need to know.

Section 9. Waiver. The waiver by the Corporation of the breach of any provision of this Agreement by the Employee shall not operate or be construed as a waiver of any subsequent breach by the Employee.

Section 10. Notices. Any notices permitted or required under this Agreement shall be deemed given upon the date of personal delivery or forty-eight (48) hours after deposit in the United States mail, postage fully prepaid, return receipt requested, addressed to the Corporation at:

               1302 West Drivers Way
               Tempe, Arizona 85284

Addressed to the Employee at:

               PO Box 27003
               Scottsdale, Arizona 85255

or any other address as any party may, from time to time, designate by notice given in compliance with this Section.

Section 11. Law Governing. This Agreement shall be governed by and construed in accordance with the laws of the State of Arizona.

Section 12. Titles and Captions. All section titles or captions contained in this Agreement are for convenience only and shall not be deemed part of the context nor effect the interpretation of this Agreement.

Section 13. Entire Agreement. This Agreement completely amends and restates the existing employment agreements between the parties, and this Agreement contains the entire understanding between and among the parties with respect to the subject matter hereof and

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Second Amended and Restated Employment Agreement
Circuit Research Labs, Inc.
Phillip T. Zeni


supersedes any other prior understandings and agreements among them respecting the subject matter of this Agreement.

Section 14. Attorney Fees. In the event an arbitration, suit or action is brought by any party under this Agreement to enforce any of its terms, or in any appeal therefrom, it is agreed that the prevailing party shall be entitled to reasonable attorneys fees to be fixed by the arbitrator, trial court, and or appellate court.

Section 15. Pronouns and Plurals. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular, or plural as the identity of the person or persons may require.

Section 16. Arbitration. If at any time during the term of this Agreement any dispute, difference, or disagreement shall arise upon or in respect of the Agreement, and the meaning and construction hereof, every such dispute, difference, and disagreement shall be referred to a single arbiter agreed upon by the parties, or if no single arbiter can be agreed upon, an arbiter or arbiters shall be selected in accordance with the rules of the American Arbitration Association and such dispute, difference, or disagreement shall be settled by arbitration in accordance with the then prevailing commercial rules of the American Arbitration Association, and judgment upon the award rendered by the arbiter may be entered in any court having jurisdiction thereof.

Section 17. Presumption. This Agreement or any section thereof shall not be construed against any party due to the fact that said Agreement or any section thereof was drafted by such party.

Section 18. Further Action. The parties hereto shall execute and deliver all documents, provide all information and take or forbear from all such action as may be necessary or appropriate to achieve the purposes of the Agreement.

Section 19. Parties in Interest. Nothing herein shall be construed to be to the benefit of any third party, nor is it intended that any provision shall be for the benefit of any third party.

Section 20. Separate Counsel. The parties acknowledge that the Corporation has been represented in this transaction, that any attorneys have not represented the Employee in this transaction, and the Employee has been advised that it is important for the Employee to seek separate legal advice and representation in this matter.


Circuit Research Labs, Inc.
An Arizona Corporation



By:    /s/ Gary D. Clarkson               /s/ Phillip T. Zeni
       --------------------------------   ------------------------------
Name:  Gary D. Clarkson                       Phillip T. Zeni, Employee
Title: Vice President and Secretary


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